Issuer Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-267291

March 6, 2024

Paycor Announces Offering

of Common Stock by Selling Stockholders

CINCINNATI, OH—March 6, 2024—Paycor HCM, Inc. (Nasdaq: PYCR) (“Paycor”), a leading provider of human capital management (HCM) software, today announced the commencement of an underwritten public offering of 8,000,000 shares of common stock on behalf of investment funds advised by Apax Partners LLP. The offering consists of 5,651,106 shares offered by Pride Feeder, LP and 2,348,894 shares offered by AIX Pride Syndication L.P., respectively. Each of the selling stockholders are controlled by investment funds advised by Apax Partners LLP. Paycor will not receive any of the proceeds from the sale of the shares being offered by the selling stockholders but will bear the costs associated with the sale of such shares, other than any underwriting discounts and commissions.

Goldman Sachs & Co. LLC is acting as underwriter for the proposed offering.

Pride Aggregator, LP will distribute 11,038,476 shares of Paycor’s common stock to its limited partners prior to the closing of the proposed offering, including the selling stockholders. Of the 11,038,476 shares that will be distributed, (i) 8,000,000 shares will be offered for sale in the proposed offering, (ii) 2,517,635 shares that are not being offered for sale in the proposed offering will be subject to a 30-day lock-up and (iii) 520,841 shares that are not being offered for sale in the proposed offering will be distributed among approximately 80 limited partners who will not be subject to lock-ups.

The proposed offering of common stock will be made pursuant to the Company’s shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) and declared effective. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. The proposed offering will be made only by means of a prospectus and a free writing prospectus. A copy of the prospectus and the free writing prospectus relating to this offering may be obtained, when available, by visiting the SEC’s website at www.sec.gov. Alternatively, the prospectus and the free writing prospectus may be obtained from: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Paycor’s current intentions, expectations or beliefs regarding the proposed common stock offering. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Paycor does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

About Paycor

Paycor’s human capital management (HCM) platform modernizes every aspect of people management, from recruiting, onboarding, and payroll to career development and retention, but what really sets us apart is our focus on leaders. For more than 30 years, we’ve been listening to and partnering with leaders, so we know what they need: a unified HR platform, easy integration with third party apps, powerful analytics, talent development tools, and configurable technology that supports specific industry needs. That’s why more than 30,000 customers trust Paycor to help them solve problems and achieve their goals.

Investor Relations:

Rachel White

513-954-7388

IR@paycor.com